UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

Navient Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13865 Sunrise Valley Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market
Preferred Stock Purchase Rights	None	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2026, the Board of Directors (the “Board”) of Navient Corporation (the “Company”) appointed Edward J. Bramson to become the Company’s next President and Chief Executive Officer, effective on June 5, 2026.  As Navient continues with the next phase of its transformation, David L. Yowan will transition out of his role as President and Chief Executive Officer, effective as of the same date. Mr. Yowan will remain a member of the Board, on which he has served since April 2017, and will continue to guide Navient’s growth and direction. In addition to serving as President and Chief Executive Officer, Mr. Bramson will continue to serve as Chair of the Board. Larry Klane, member of the Board since 2019, will serve as lead independent director.

Mr. Bramson, age 75, has extensive business experience as a chief executive officer, including serving as chief executive officer of seven publicly traded companies in the consumer products, electronics and regulated financial services sectors. He co-founded Sherborne Investors Management LP in 1986, a private and public equity turnaround investments firm, and he continues to serve as a partner in the firm. He joined the Board in 2022 and has served as Chair of the Board since 2025.

On April 14, 2022, the Company entered into a Nomination and Cooperation Agreement with Mr. Bramson, Sherborne Investment Managers LP and Newbury Investors LLC (collectively, the “Sherborne Group”) whereby, among other things, the Company agreed to nominate Mr. Bramson to the Board for the 2022 Annual Meeting. In addition, the Company entered into a services agreement with Beatrice Associates, Inc., a Delaware corporation (“Beatrice Associates”) on August 18, 2025.  Stephen Welker, a partner in the Sherborne Group, is the chairman of Beatrice Associates. In 2025, Beatrice Associates received approximately $868,328 in compensation for its services.

At his request, Mr. Bramson will not receive a salary or other compensation in connection with his service as President and Chief Executive Officer in 2026.

In connection with Mr. Yowan’s departure as President and Chief Executive Officer of the Company, he will receive the termination benefits to which he is entitled under his employment letter agreement, as described in the Company’s annual meeting proxy statement. He will receive an accelerated payment of his Management Incentive Plan (MIP) bonus with respect to fiscal year 2026 at 100% performance target, which will be payable on June 5, 2026, rather than in accordance with actual performance and payable on the 2027 payment date specified in his employment letter agreement. The Company thanks Mr. Yowan for his leadership over the past three years and looks forward to his continued service on the Board.

Further, on April 2, 2026, Jane Thompson, a member of the Board since 2014, informed the Company that she would not be standing for re-election and would voluntarily retire from the Board upon the conclusion of the Company’s 2026 Annual Meeting of Stockholders, which is expected to occur on June 4, 2026 (the “Annual Meeting”). Ms. Thompson’s decision to retire from the Board is not the result of any disagreement with the Company. The Company thanks Ms. Thompson for her service and many contributions to the Company and the Board.

In connection with Ms. Thompson’s retirement as a director on the Board, the Board authorized a reduction in the size of the Board to six members, effective as of the Annual Meeting.

The Company issued a press release regarding the foregoing, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description
99.1	Press Release, dated April 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

	By:	/s/ Matthew Sheldon
	Name:	Matthew Sheldon
	Title:	Senior Vice President & General Counsel

Date: April 8, 2026